Exhibit 99.1

Press Release October 24, 2013
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Announces Effectiveness of S-4 Registration Statement and

Launch of Exchange Offer for

Up to $400,000,000 Aggregate Principal Amount of its registered 5 1/4% Senior Notes due 2023

FORT WAYNE, INDIANA, October 24, 2013 /  PRNewswire /  Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that its previously filed Form S-4 Registration Statement for the exchange of up to $400,000,000 aggregate principal amount of its newly issued 5 1/4% Senior Notes due 2023 that have been registered under the Securities Act of 1933 (the “Exchange Notes”) for a like principal amount of any or all of its outstanding 5 1/4% Senior Notes due 2023 (the “Old Notes”, which we issued on March 26, 2013 without registration under the Securities Act, was declared effective by the Securities Exchange Commission at 2:00 PM Eastern Daylight Time (EDT) on Wednesday, October 23, 2013.

The Company further announced that, effective Thursday morning, October 24, 2013, it has launched its offer to exchange its registered 2023 Exchange Notes for any and all of its outstanding 2023 unregistered Old Notes, which offer will expire at 5:00 PM EDT on November 21, 2013, unless otherwise extended.  The Company does not currently plan to extend the exchange offer.

This press release is not an offer to exchange the Exchange Notes for the Old Notes, nor is it the solicitation of an offer to exchange, which the Company is making only through the exchange offer prospectus, dated as of October 23, 2013, and the related letter of transmittal.  There will not be any offer or sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the exchange offer prospectus and related documents may be obtained from Wells Fargo Bank, National Association, the exchange agent for the exchange offer, at the following address:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9303-121

6th St & Marquette Avenue

Minneapolis, MN  55479

Attention:  Bondholder Communications

Telephone:  800-344-5128

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.3 billion in 2012, over 6,700 employees, and manufacturing facilities primarily located throughout the United States (including five steel mills, six steel processing facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Contact:  Theresa Wagler, Chief Financial Officer —+1.260.969.3500